Exhibit 99.1
                                                                    ------------

                   Berkshire Realty Company, Inc. (NYSE-BRI)
                                  NEWS RELEASE


FOR FURTHER INFORMATION CONTACT:

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
AT THE COMPANY:                              AT THE FINANCIAL RELATIONS BOARD:
David Marshall, CEO (617) 646-2325           Laurie Berman, General Information (310) 442-0599
Marianne Pritchard, CFO (617) 646-2322       Stephanie Mishra, Analyst Information (415) 986-1591
Shareholder Relations: (888) 867-0100        Martin Gitlin, Media Information (212) 661-8030
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                         BERKSHIRE REALTY COMPANY, INC.
                     ENTERTAINS SEVERAL ACQUISITION OFFERS


Boston, MA - March 4, 1999 -- Berkshire Realty Company, Inc. (the "Company") (NYSE: BRI) today announced that it has received several offers to acquire the Company. All of the offers are subject to negotiation of a definitive agreement and other conditions.

One of the offers is from Aptco LLC at a price of $11.05 in cash per share of Common Stock. A special committee of the Company's Board of Directors has advised Aptco LLC that this price is insufficient. Because Aptco LLC includes affiliates of Douglas Krupp, the Chairman of the Board of Berkshire Realty, Aptco LLC was required to disclose the terms of its offer in a filing with the Securities and Exchange Commission on Schedule 13D. The Company is not now disclosing the terms of the other offers it received.

Berkshire Realty received the acquisition offers as a result of its ongoing evaluation of strategic alternatives that it initiated last year. The Company's Board of Directors has established a special committee comprised of disinterested directors to review and negotiate these offers.

The offer received by Berkshire Realty from Aptco LLC contained certain conditions related to the Company's technical compliance with REIT tax requirements. The Company is addressing these compliance issues and, based on advice from its tax advisors, expects that these issues will be satisfactorily resolved without significant cost to the Company, although there can be no assurance that this will be the case.

Berkshire Realty Company, Inc. is a multifamily real estate investment trust which acquires, renovates, rehabilitates, develops and operates apartment communities. The Company currently owns 82 apartment communities consisting of 24,387 units located in Florida, Texas and the Mid-Atlantic and Southeastern United States and manages an additional 18 apartment communities consisting of approximately 7,500 units.

         For more information on Berkshire Realty, via fax at no charge, please dial 1-800-PRO-INFO and enter ticker symbol BRI,
                or visit our web site at http://www.brireit.com.


This press release contains forward-looking statements relating to activities of the Company within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are certain factors that might cause a difference between actual results and those forward-looking statements, including those factors discussed periodically in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A, Form 10-Q for the quarter ended September 30, 1998 and the registration statement on Form S-3 filed November 23, 1998.